EXHIBIT 99.1

Eagle Bancorp Montana Earns $1.8 Million, or $0.24 per Diluted Share, in Second Quarter of 2022; Increases Quarterly Cash Dividend by 10% to $0.1375 per Share

HELENA, Mont., July 26, 2022 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (NASDAQ: EBMT), (the “Company,” “Eagle”), the holding company of Opportunity Bank of Montana (the “Bank”), today reported net income of $1.8 million, or $0.24 per diluted share, in the second quarter of 2022, compared to $2.2 million, or $0.34 per diluted share, in the preceding quarter, and $2.7 million, or $0.39 per diluted share, in the second quarter a year ago. Second quarter results were impacted by $1.9 million in acquisition costs associated with its merger of First Community Bancorp, Inc., and its subsidiary, First Community Bank (“First Community”). This compared to $317,000 in acquisition costs during the first quarter of 2022, and no acquisition costs in the second quarter a year ago. In the first six months of 2022, net income was $4.0 million, or $0.57 per diluted share, compared to $7.9 million, or $1.17 per diluted share, in the first six months of 2021.

Eagle’s board of directors increased its quarterly cash dividend by 10% to $0.1375 per share on July 21, 2022. The dividend will be payable September 2, 2022 to shareholders of record August 12, 2022. The current dividend represents an annualized yield of 2.81% based on recent market prices.

“The highlight of the second quarter was completing the acquisition of First Community,” said Peter J. Johnson, CEO. “In the transaction, we acquired nine branches and two mortgage loan production offices. In addition, we added approximately $370 million in assets, $321 million in deposits and $191 million in loans, substantially impacting our balance sheet for the second quarter of 2022. First Community is a highly experienced agriculture and commercial lender with a 130-year operating history in Montana and deep roots in the communities it serves. This merger complements our franchise and positions us well in key commercial and agricultural markets across Montana.”

Eagle closed its acquisition of First Community on April 30, 2022 in a transaction valued at approximately $38.6 million. “The acquisition of First Community brings our total to four completed mergers within the last five years,” said Laura F. Clark, President. “All four transactions further solidify our position as the fourth-largest Montana-based bank and provide us with a unique opportunity to expand our market presence and lending activities across the state.”

Second Quarter 2022 Highlights (at or for the three-month period ended June 30, 2022, except where noted):

  Net income was $1.8 million, or $0.24 per diluted share, in the second quarter of 2022, compared to $2.2 million, or $0.34 per diluted share, in the preceding quarter, and $2.7 million, or $0.39 per diluted share, in the second quarter a year ago.
  Net interest margin (“NIM”) was 4.09% in the second quarter of 2022, compared to 3.64% in the preceding quarter, and 3.81% in the second quarter a year ago.
  Revenues (net interest income before the loan loss provision, plus noninterest income) increased 15.7% to $23.3 million in the second quarter of 2022, compared to $20.1 million in the preceding quarter and increased 3.0% compared to $22.6 million in the second quarter a year ago.
  Purchase discount on loans from the First Community portfolio was $5.4 million at April 30, 2022 (the “acquisition date”) of which $4.7 million remained as of June 30, 2022.
  Remaining purchase discount on loans from acquisitions prior to 2022 totaled $829,000 as of June 30, 2022.
  The accretion of the loan purchase discount into loan interest income from the First Community, and previous acquisitions, was $790,000 in the second quarter of 2022, compared to interest accretion on purchased loans from acquisitions of $108,000 in the preceding quarter.
  The allowance for loan losses represented 233.3% of nonperforming loans at June 30, 2022, compared to 135.6% a year earlier.
  Total loans increased 43.1% to $1.25 billion, at June 30, 2022, compared to $873.9 million a year earlier, and increased 30.5% compared to $958.7 million at March 31, 2022.
  Total deposits increased 44.2% to $1.65 billion at June 30, 2022, from $1.15 billion a year ago, and increased 30.0% compared to $1.27 billion at March 31, 2022.
  Paid a quarterly cash dividend during the second quarter of $0.125 per share on June 3, 2022 to shareholders of record May 13, 2022.

Balance Sheet Results

In large part due to the First Community acquisition, Eagle’s total assets increased 39.8% to $1.90 billion at June 30, 2022, compared to $1.36 billion a year ago, and increased 27.4% from $1.49 billion three months earlier.

The investment securities portfolio increased to $384.0 million at June 30, 2022, compared to $264.6 million at March 31, 2022, and $234.0 million at June 30, 2021.

“While a majority of the loan increase was due to the recent acquisition of First Community, organic loan growth was strong, increasing $101.4 million or 10.6% during the second quarter,” said Clark.

Eagle originated $159.2 million in new residential mortgages during the quarter and sold $150.5 million in residential mortgages, with an average gross margin on sale of mortgage loans of approximately 3.47%. This production compares to residential mortgage originations of $177.5 million in the preceding quarter with sales of $172.1 million and an average gross margin on sale of mortgage loans of approximately 3.62%.

Commercial real estate loans increased 32.0% to $486.2 million at June 30, 2022, compared to $368.3 million a year earlier. Commercial construction and development loans increased 108.8% to $132.6 million, compared to $63.5 million a year ago. Agricultural and farmland loans increased 91.2% to $230.8 million at June 30, 2022, compared to $120.7 million a year earlier. Residential mortgage loans increased 30.5% to $132.4 million, compared to $101.4 million a year earlier. Commercial loans increased 19.1% to $128.5 million, compared to $107.9 million a year ago. Home equity loans increased 12.0% to $62.4 million, residential construction loans increased 34.0% to $53.9 million, and consumer loans increased 36.7% to $25.8 million, compared to a year ago.

Total deposits increased 44.2% to $1.65 billion at June 30, 2022, compared to $1.15 billion at June 30, 2021, and increased 30.0% from $1.27 billion at March 31, 2022. Noninterest-bearing checking accounts represented 30.2%, interest-bearing checking accounts represented 16.1%, savings accounts represented 23.4%, money market accounts comprised 19.8% and time certificates of deposit made up 10.5% of the total deposit portfolio at June 30, 2022.

Shareholders’ equity was $162.8 million at June 30, 2022, compared to $152.7 million a year earlier and $143.5 million three months earlier. Tangible book value was $14.82 per share, at June 30, 2022, compared to $19.17 per share a year earlier and $18.08 per share three months earlier.

Operating Results

“Higher yields on interest earning assets contributed to NIM expansion during the second quarter,” said Johnson. “With the recent rate increase enacted by the Federal Reserve in May and June 2022, we anticipate continued improvement in our NIM in future quarters, especially with the possibility of additional rate increases throughout the year.”

Eagle’s NIM was 4.09% in the second quarter of 2022, compared to 3.64% in the preceding quarter, and 3.81% in the second quarter a year ago. The interest accretion on acquired loans totaled $790,000 and resulted in a 20 basis-point increase in the NIM during the second quarter of 2022, compared to $108,000 and a three basis-point increase in the NIM during the preceding quarter. Average yields on earning assets for the second quarter increased to 4.37% from 4.08% a year ago. For the first six months of 2022, the NIM was consistent with the prior year.

Eagle’s second quarter revenues increased 15.7% to $23.3 million, compared to $20.1 million in the preceding quarter and increased 3.0% compared to $22.6 million in the second quarter a year ago. In the first six months of 2022, revenues were $43.4 million, compared to $47.2 million in the first six months of 2021. The decrease compared to the first six months a year ago was largely due to lower volumes in mortgage banking activity.

Net interest income, before the loan loss provision, increased 34.8% to $16.0 million in the second quarter, compared to $11.8 million in the first quarter of 2022, and increased 41.0% compared to $11.3 million in the second quarter of 2021. Year-to-date, net interest income increased 23.8% to $27.8 million, compared to $22.5 million in the same period one year earlier.

Eagle’s total noninterest income decreased 11.5% to $7.3 million in the second quarter of 2022, compared to $8.3 million in the preceding quarter, and decreased 35.1% compared to $11.3 million in the second quarter a year ago. Net mortgage banking, the largest component of noninterest income, totaled $5.5 million in the second quarter of 2022, compared to $6.2 million in the preceding quarter and $9.9 million in the second quarter a year ago. These changes are largely driven by the reduced volumes in mortgage activity. In the first six months of 2022, noninterest income decreased 36.7% to $15.6 million, compared to $24.7 million in the first six months of 2021. Net mortgage banking revenue decreased 45.9% to $11.7 million in the first six months of 2022, compared to $21.7 million in the first six months of 2021. These decreases were driven by a decline in net gain on sale of mortgage loans.

Second quarter noninterest expense increased to $20.0 million, compared to $16.9 million in the preceding quarter and $19.0 million in the second quarter a year ago. Acquisition costs related to the merger with First Community totaled $1.9 million for the current quarter, compared to $317,000 in the prior quarter and no acquisition costs in the year ago quarter.   In the first six months of 2022, noninterest expense increased modestly to $37.0 million, compared to $36.3 million in the first six months of 2021. The decrease to salaries and employee benefits expense was offset by acquisition costs in the first six months of the year.

For the second quarter of 2022, the income tax provision totaled $634,000, for an effective tax rate of 26.4%, compared to $695,000 in the preceding quarter, and $893,000 in the second quarter of 2021.

Credit Quality

The loan loss provision was $858,000 in the second quarter of 2022, compared to $279,000 in the preceding quarter and $22,000 in the second quarter a year ago. The increase in the loan loss provision was related to current quarter charge-offs, as well as loan growth.   The allowance for loan losses represented 233.3% of nonperforming loans at June 30, 2022, compared to 202.9% three months earlier and 135.6% a year earlier. Nonperforming loans decreased to $5.9 million at June 30, 2022, compared to $6.3 million at March 31, 2022, and $8.8 million a year earlier.

Eagle had $345,000 in other real estate owned and other repossessed assets on its books at June 30, 2022. This compared to $346,000 at March 31, 2022, and $6,000 at June 30, 2021.

Net loan charge-offs/recoveries totaled $233,000 in the second quarter of 2022, compared to net loan charge-offs of $79,000 in the preceding quarter and net loan charge-offs of $22,000 in the second quarter a year ago. The allowance for loan losses was $13.3 million, or 1.07% of total loans, at June 30, 2022, compared to $12.7 million, or 1.32% of total loans, at March 31, 2022, and $11.9 million, or 1.36% of total loans, a year ago.

Capital Management

The ratio of tangible common shareholders’ equity (shareholders’ equity, less goodwill and core deposit intangible) to tangible assets (total assets, less goodwill and core deposit intangible) decreased from 8.24% at March 31, 2022 to 6.45% at June 30, 2022. Shareholders’ equity increased due to stock issued for the First Community acquisition. However, the acquisition also increased goodwill and core deposit intangible. In addition, shareholders’ equity was reduced due to an increase in accumulated other comprehensive loss related to securities available-for-sale. These unrealized losses were a result of increased interest rates. As of June 30, 2022, Eagle’s regulatory capital was in excess of all applicable regulatory requirements and is deemed well capitalized.

About the Company

Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana, and is the holding company of Opportunity Bank of Montana, a community bank established in 1922 that serves consumers and small businesses in Montana through 32 banking offices. Additional information is available on the Bank’s website at www.opportunitybank.com. The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Market under the symbol “EBMT.”

Forward Looking Statements

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," “will” "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, mergers, growth and operating strategies; statements regarding the current global COVID-19 pandemic, statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions and political events, either nationally or in our market areas, that are worse than expected; the duration and impact of the COVID-19 pandemic, including but not limited to vaccine efficacy and immunization rates, new variants, steps taken by governmental and other authorities to contain, mitigate and combat the pandemic, adverse effects on our employees, customers and third-party service providers, the increase in cyberattacks in the current work-from-home environment, the ultimate extent of the impacts on our business, financial position, results of operations, liquidity and prospects, continued deterioration in general business and economic conditions could adversely affect our revenues and the values of our assets and liabilities, lead to a tightening of credit and increase stock price volatility, and potential impairment charges; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; the concentration of our business in Montana; our ability to continue to increase and manage our commercial real estate, commercial business and agricultural loans; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (including any securities, bank operations, consumer or employee litigation); inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; other economic, governmental, competitive, regulatory and technological factors that may affect our operations; cyber incidents, or theft or loss of Company or customer data or money; the effect of our recent acquisitions, including the failure to achieve expected revenue growth and/or expense savings, the failure to effectively integrate their operations, the outcome of any legal proceedings and the diversion of management time on issues related to the integration.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. All information set forth in this press release is current as of the date of this release and the company undertakes no duty or obligation to update this information.

Use of Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States, or GAAP, the Financial Ratios and Other Data contains non-GAAP financial measures. Non-GAAP disclosures include: 1) core efficiency ratio, 2) tangible book value per share, 3) tangible common equity to tangible assets, 4) earnings per diluted share, excluding acquisition costs and 5) return on average assets, excluding acquisition costs. The Company uses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. In particular, the use of tangible book value per share and tangible common equity to tangible assets is prevalent among banking regulators, investors and analysts.

The numerator for the core efficiency ratio is calculated by subtracting acquisition costs and intangible asset amortization from noninterest expense. Tangible assets and tangible common shareholders’ equity are calculated by excluding intangible assets from assets and shareholders’ equity, respectively. For these financial measures, our intangible assets consist of goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding. We believe that this measure is consistent with the capital treatment by our bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios and present this measure to facilitate the comparison of the quality and composition of our capital over time and in comparison, to our competitors.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Further, the non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total shareholders’ equity determined in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies. Reconciliation of the GAAP and non-GAAP financial measures are presented below.

Balance Sheet
(Dollars in thousands, except per share data)	(Unaudited)
	June 30,	March 31,	June 30,
	2022	2022	2021

Assets:
Cash and due from banks	$18,821	$17,516	$19,013
Interest bearing deposits in banks	17,608	62,697	36,869
Federal funds sold	9,606	14,889	2,790
Total cash and cash equivalents	46,035	95,102	58,672
Securities available-for-sale	384,041	264,635	233,992
Federal Home Loan Bank ("FHLB") stock	2,337	1,723	1,874
Federal Reserve Bank ("FRB") stock	4,206	2,974	2,974
Mortgage loans held-for-sale, at fair value	16,947	22,295	56,826
Loans:
Real estate loans:
Residential 1-4 family	132,360	99,242	101,418
Residential 1-4 family construction	53,869	40,968	40,203
Commercial real estate	486,197	432,976	368,327
Commercial construction and development	132,585	105,754	63,501
Farmland	124,544	60,363	66,070
Other loans:
Home equity	62,445	53,828	55,739
Consumer	25,775	18,834	18,859
Commercial	128,467	98,471	107,850
Agricultural	106,274	49,836	54,632
Unearned loan fees	(1,564)	(1,591)	(2,669)
Total loans	1,250,952	958,681	873,930
Allowance for loan losses	(13,325)	(12,700)	(11,900)
Net loans	1,237,627	945,981	862,030
Accrued interest and dividends receivable	9,504	5,750	5,732
Mortgage servicing rights, net	14,809	14,288	12,128
Assets held-for-sale, at fair value	2,041	-	-
Premises and equipment, net	76,581	69,536	65,627
Cash surrender value of life insurance, net	45,563	36,681	28,084
Goodwill	34,740	20,798	20,798
Core deposit intangible, net	8,226	1,660	2,061
Deferred tax asset, net	6,194	3,776	-
Other assets	11,621	6,854	8,557
Total assets	$1,900,472	$1,492,053	$1,359,355

Liabilities:
Deposit accounts:
Noninterest bearing	498,834	371,818	349,017
Interest bearing	1,152,999	898,758	796,585
Total deposits	1,651,833	1,270,576	1,145,602
Accrued expenses and other liabilities	22,332	18,968	21,254
Deferred tax liability, net	-	-	625
FHLB advances and other borrowings	4,500	-	9,300
Other long-term debt, net	59,017	58,986	29,830
Total liabilities	1,737,682	1,348,530	1,206,611

Shareholders' Equity:
Preferred stock (par value $0.01 per share; 1,000,000 shares authorized; no shares issued or outstanding)	-	-	-
Common stock (par value $0.01; 20,000,000 shares authorized; 8,507,429, 7,110,833 and 7,110,833 shares issued; 8,086,407, 6,694,811 and 6,776,703 shares outstanding at June 30, 2022, March 31, 2022 and June 31, 2021, respectively	85	71	71
Additional paid-in capital	109,410	80,960	80,820
Unallocated common stock held by Employee Stock Ownership Plan	(5,443)	(5,586)	(6,061)
Treasury stock, at cost (421,022, 416,022 and 334,130 shares at June 30, 2022, March 31, 2022 and June 30, 2021, respectively)	(9,691)	(9,592)	(7,631)
Retained earnings	87,510	86,750	80,607
Accumulated other comprehensive (loss) income, net of tax	(19,081)	(9,080)	4,938
Total shareholders' equity	162,790	143,523	152,744
Total liabilities and shareholders' equity	$1,900,472	$1,492,053	$1,359,355

Income Statement	(Unaudited)			(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2022	2022	2021	2022	2021
Interest and dividend income:
Interest and fees on loans	$14,895	$11,373	$11,012	$26,268	$22,041
Securities available-for-sale	2,011	1,297	1,018	3,308	1,895
FRB and FHLB dividends	38	59	63	97	132
Other interest income	108	39	32	147	58
Total interest and dividend income	17,052	12,768	12,125	29,820	24,126
Interest expense:
Interest expense on deposits	422	312	366	734	768
FHLB advances and other borrowings	15	6	45	21	115
Other long-term debt	648	605	389	1,253	779
Total interest expense	1,085	923	800	2,008	1,662
Net interest income	15,967	11,845	11,325	27,812	22,464
Loan loss provision	858	279	22	1,137	321
Net interest income after loan loss provision	15,109	11,566	11,303	26,675	22,143

Noninterest income:
Service charges on deposit accounts	394	331	293	725	566
Mortgage banking, net	5,491	6,245	9,932	11,736	21,695
Interchange and ATM fees	621	453	494	1,074	919
Appreciation in cash surrender value of life insurance	250	207	173	457	331
Net loss on sale of available-for-sale securities	(6)	-	-	(6)	-
Other noninterest income	592	1,057	416	1,649	1,190
Total noninterest income	7,342	8,293	11,308	15,635	24,701

Noninterest expense:
Salaries and employee benefits	11,431	10,381	12,745	21,812	24,831
Occupancy and equipment expense	1,817	1,678	1,651	3,495	3,081
Data processing	1,413	1,251	1,198	2,664	2,495
Advertising	303	285	251	588	524
Amortization	440	122	143	562	287
Loan costs	587	546	750	1,133	1,472
FDIC insurance premiums	144	93	81	237	162
Professional and examination fees	356	322	328	678	610
Acquisition costs	1,876	317	-	2,193	-
Other noninterest expense	1,679	1,953	1,890	3,632	2,788
Total noninterest expense	20,046	16,948	19,037	36,994	36,250

Income before provision for income taxes	2,405	2,911	3,574	5,316	10,594
Provision for income taxes	634	695	893	1,329	2,648
Net income	$1,771	$2,216	$2,681	$3,987	$7,946

Basic earnings per share	$0.24	$0.34	$0.40	$0.57	$1.17
Diluted earnings per share	$0.24	$0.34	$0.39	$0.57	$1.17

Basic weighted average shares outstanding	7,410,796	6,506,133	6,775,557	6,960,963	6,775,503

Diluted weighted average shares outstanding	7,422,022	6,518,847	6,794,900	6,973,233	6,791,885

ADDITIONAL FINANCIAL INFORMATION		(Unaudited)
(Dollars in thousands, except per share data)	Three or Six Months Ended
	June 30,	March 31,	June 30,
	2022	2022	2021

Mortgage Banking Activity (For the quarter):
Net gain on sale of mortgage loans	$5,219	$6,233	$10,481
Net change in fair value of loans held-for-sale and derivatives	$(419)	(535)	$(513)
Mortgage servicing income (loss), net	$691	547	$(36)
Mortgage banking, net	$5,491	$6,245	$9,932

Mortgage Banking Activity (Year-to-date):
Net gain on sale of mortgage loans	$11,452		$24,758
Net change in fair value of loans held-for-sale and derivatives	(954)		(2,969)
Mortgage servicing income (loss), net	1,238		(94)
Mortgage banking, net	$11,736		$21,695

Performance Ratios (For the quarter):
Return on average assets	0.40%	0.60%	0.80%
Return on average equity	4.71%	5.79%	6.84%
Net interest margin	4.09%	3.64%	3.81%
Core efficiency ratio*	76.07%	81.98%	83.48%

Performance Ratios (Year-to-date):
Return on average assets	0.49%		1.22%
Return on average equity	5.25%		10.16%
Net interest margin	3.89%		3.89%
Core efficiency ratio*	78.81%		76.25%

Asset Quality Ratios and Data:	As of or for the Three Months Ended
	June 30,	March 31,	June 30,
	2022	2022	2021

Nonaccrual loans	$2,458	$3,379	$5,467
Loans 90 days past due and still accruing	2,142	270	1,509
Restructured loans, net	1,112	2,611	1,803
Total nonperforming loans	5,712	6,260	8,779
Other real estate owned and other repossessed assets	345	346	6
Total nonperforming assets	$6,057	$6,606	$8,785

Nonperforming loans / portfolio loans	0.46%	0.65%	1.00%
Nonperforming assets / assets	0.32%	0.44%	0.65%
Allowance for loan losses / portfolio loans	1.07%	1.32%	1.36%
Allowance / nonperforming loans	233.28%	202.88%	135.55%
Gross loan charge-offs for the quarter	$247	$92	$33
Gross loan recoveries for the quarter	$14	$13	$11
Net loan charge-offs (recoveries) for the quarter	$233	$79	$22

	June 30,	March 31,	June 30,
	2022	2022	2021
Capital Data (At quarter end):
Tangible book value per share**	$14.82	$18.08	$19.17
Shares outstanding	8,086,407	6,694,811	6,776,703
Tangible common equity to tangible assets***	6.45%	8.24%	9.72%

Other Information:
Average total assets for the quarter	$1,752,916	$1,475,049	$1,337,040
Average total assets year-to-date	$1,614,746	$1,475,049	$1,307,003
Average earning assets for the quarter	$1,564,050	$1,319,999	$1,192,513
Average earning assets year-to-date	$1,442,703	$1,319,999	$1,165,273
Average loans for the quarter ****	$1,157,839	$974,177	$899,644
Average loans year-to-date ****	$1,066,515	$974,177	$894,843
Average equity for the quarter	$150,419	$153,203	$156,800
Average equity year-to-date	$151,841	$153,203	$156,386
Average deposits for the quarter	$1,507,765	$1,237,341	$1,120,826
Average deposits year-to-date	$1,373,270	$1,237,341	$1,087,804

* The core efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of acquisition costs and intangible asset amortization, by the sum of net interest income and non-interest income.
** The tangible book value per share is a non-GAAP ratio that is calculated by dividing shareholders' equity, less goodwill and core deposit intangible, by common shares outstanding.
*** The tangible common equity to tangible assets is a non-GAAP ratio that is calculated by dividing shareholders' equity, less goodwill and core deposit intangible, by total assets, less goodwill and core deposit intangible.
**** Includes loans held for sale

Reconciliation of Non-GAAP Financial Measures

Core Efficiency Ratio	(Unaudited)			(Unaudited)
(Dollars in thousands)	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2022	2022	2021	2022	2021
Calculation of Core Efficiency Ratio:
Noninterest expense	$20,046	$16,948	$19,037	$36,994	$36,250
Acquisition costs	(1,876)	(317)	-	(2,193)	-
Intangible asset amortization	(440)	(122)	(143)	(562)	(287)
Core efficiency ratio numerator	17,730	16,509	18,894	34,239	35,963

Net interest income	15,967	11,845	11,325	27,812	22,464
Noninterest income	7,342	8,293	11,308	15,635	24,701
Core efficiency ratio denominator	23,309	20,138	22,633	43,447	47,165

Core efficiency ratio (non-GAAP)	76.07%	81.98%	83.48%	78.81%	76.25%

Tangible Book Value and Tangible Assets	(Unaudited)
(Dollars in thousands, except per share data)	June 30,	March 31,	June 30,
	2022	2022	2021
Tangible Book Value:
Shareholders' equity	$162,790	$143,523	$152,744
Goodwill and core deposit intangible, net	(42,966)	(22,458)	(22,859)
Tangible common shareholders' equity (non-GAAP)	$119,824	$121,065	$129,885

Common shares outstanding at end of period	8,086,407	6,694,811	6,776,703

Common shareholders' equity (book value) per share (GAAP)	$20.13	$21.44	$22.54

Tangible common shareholders' equity (tangible book value) per share (non-GAAP)	$14.82	$18.08	$19.17

Tangible Assets:
Total assets	$1,900,472	$1,492,053	$1,359,355
Goodwill and core deposit intangible, net	(42,966)	(22,458)	(22,859)
Tangible assets (non-GAAP)	$1,857,506	$1,469,595	$1,336,496

Tangible common shareholders' equity to tangible assets (non-GAAP)	6.45%	8.24%	9.72%

Earnings Per Diluted Share, Excluding Acquisition Costs	(Unaudited)			(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2022	2022	2021	2022	2021

Net interest income after loan loss provision	$15,109	$11,566	$11,303	$26,675	$22,143
Noninterest income	7,342	8,293	11,308	15,635	24,701

Noninterest expense	20,046	16,948	19,037	36,994	36,250
Acquisition costs	(1,876)	(317)	-	(2,193)	-
Noninterest expense, excluding acquisition costs (non-GAAP)	18,170	16,631	19,037	34,801	36,250

Income before income taxes	4,281	3,228	3,574	7,509	10,594
Provision for income taxes, excluding acquisition costs related taxes (non-GAAP)	1,129	771	893	1,877	2,648
Net Income, excluding acquisition costs (non-GAAP)	$3,152	$2,457	$2,681	$5,632	$7,946

Diluted earnings per share (GAAP)	$0.24	$0.34	$0.39	$0.57	$1.17
Diluted earnings per share, excluding acquisition costs (non-GAAP)	$0.42	$0.38	$0.39	$0.81	$1.17

Return on Average Assets, Excluding Acquisition Costs	(Unaudited)
(Dollars in thousands)	June 30,	March 31,	June 30,
	2022	2022	2021
For the quarter:
Net income, excluding acquisition costs (non-GAAP)*	$3,152	$2,457	$2,681
Average total assets quarter-to-date	$1,752,916	$1,475,049	$1,337,040
Return on average assets, excluding acquisition costs (non-GAAP)	0.72%	0.67%	0.80%

Year-to-date:
Net income, excluding acquisition costs (non-GAAP)*	$5,632	$2,457	$7,946
Average total assets year-to-date	$1,614,746	$1,475,049	$1,307,003
Return on average assets, excluding acquisition costs (non-GAAP)	0.70%	0.67%	1.22%

* See Earnings Per Diluted Share, Excluding Acquisition Costs table for GAAP to non-GAAP reconciliation.

Contacts:	Peter J. Johnson, CEO
(406) 457-4006
Laura F. Clark, President
(406) 457-4007